Exhibit 3.2

Certificate of Change filed Pursuant to NRS 78.209

For Nevada Profit Corporations

1.	Name of corporation:

Nogal Energy, Inc.

2.	The board of directors have adopted a resolution pursuant to NRS 78.209 and have obtained any required approval of the stockholders.

3.	The current number of authorized shares and the par value, if any, of each class or series, if any, of shares before the change:

One billion (1,000,000,000) shares, with a par value of $0.001 and designated as common stock.

4.	The number of authorized shares and the par value, if any, of each class or series, if any, of shares after the change:

One billion (1,000,000,000) shares, with a par value of $0.001 and designated as common stock.

5.	The number of shares of each affected class or series, if any, to be issued after the change in exchange for each issued share of the same class or series:

One (1) share of common stock shall be issued after the change in exchange for each two hundred (200) shares of common stock issued.

6.	The provisions, if any, for the issuance of fractional shares, or for the payment of money or the issuance of scrip to stockholders otherwise entitled to a fraction of a share and the percentage of outstanding shares affected thereby:

Fractional shares shall be rounded up to the nearest whole share.

7.	Effective date of filing: (optional) _______________________

8.	Signature: (required)

/s/ Stephen Bargo	Chief Executive Officer
Authorized Signature	Title